Exhibit 10.14

TRANSACTION BONUS AND NON-COMPETITION AGREEMENT

This Transaction Bonus and Non-Competition Agreement (this “Agreement”) is made and entered into by and between Viacom Inc., a Delaware corporation (the “Company”), and Wade Davis (“Executive”).

WHEREAS, Executive commenced employment with the Company on January 1, 2006 in the role of Senior Vice President of Mergers & Acquisitions, added responsibility for strategic planning in January 2007 and was promoted to Executive Vice President, Strategy and Corporate Development in August 2009;

WHEREAS, in such roles, Executive has (a) continuously overseen the Company’s mergers and acquisitions activity for over thirteen years and the Company’s strategic planning and corporate development for the past decade and (b) managed Company-wide strategic partnerships and the formation of some of the Company’s most significant joint ventures;

WHEREAS, on November 27, 2012, Executive was promoted to his current role of Executive Vice President, Chief Financial Officer, in which capacity, in addition to leading the Company’s accounting and finance functions, Executive, among other things, (a) is responsible for overseeing the Company’s Pluto TV business unit and the Company’s Media and Technology Services and Corporate Development & Strategy departments and (b) has played an active role in the Company’s Advanced Marketing Solutions business;

WHEREAS, prior to joining the Company, Executive spent more than a decade as an investment banker in the technology and media sectors, advising clients on mergers and acquisitions transactions and strategic planning, developing a deep knowledge of such sectors and the major companies active in them, many of which directly compete with the Company;

WHEREAS, simultaneous with the execution of this Agreement, the Company is entering into an Agreement and Plan of Merger with CBS Corporation (“CBS”) (the “Merger Agreement”);

WHEREAS, Executive has played an integral role during the discussions and negotiations culminating in the Company’s entry into the Merger Agreement, and Executive is expected to continue to play an integral role in positioning the Company to achieve a successful Closing (as defined in the Merger Agreement);

WHEREAS, the Company expects to achieve significant value as a result of the transactions contemplated by the Merger Agreement and considers a successful Closing to be in the best interests of the Company and its stockholders;

WHEREAS, it is expected that Executive will depart from the Company and its affiliates following the Closing;

WHEREAS, as a result of Executive’s employment with the Company, the access he has been given to various confidential, proprietary, business and/or trade secret information of the Company and the roles and responsibilities he has performed and continues to perform, he has developed a deep and intimate knowledge of the businesses operated, and proposed to be operated, by the Company and its affiliates and the Company’s mergers and acquisitions and corporate planning strategies;

WHEREAS, if Executive were to work for a competitor following his departure, such knowledge could be used to compete with the Company and cause significant financial harm, including by disrupting the Company’s video on demand strategy, present and future advertising revenues and other elements essential to the Company’s strategic planning;

WHEREAS, given his extensive experience in the technology and media sectors, Executive would have several opportunities to work for competitors and thereby disrupt the Company’s businesses and strategies following his expected departure;

WHEREAS, following his expected departure, Executive currently would not be restricted from competing with the Company; and

WHEREAS, in light of (a) the integral role Executive has played, and is expected to continue playing, in leading to a successful Closing, (b) the expected value of a successful Closing to the Company and its stockholders and (c) Executive’s ability and expected opportunity to compete with the Company and the significant financial harm he could cause to the Company if he were to compete, the Company considers it reasonable and in the best interests of the Company and its stockholders to (i) encourage Executive’s retention with the Company and its affiliates through the Closing, (ii) appropriately reward Executive for a successful Closing and (iii) obtain a covenant from Executive not to compete with the Company and its affiliates for a period of time following his departure.

NOW, THEREFORE, in consideration of the foregoing, the Company’s continuing employment of Executive, providing Executive access to certain confidential, proprietary, business and/or trade secret information relating to the Company and its affiliates, providing Executive with the benefit of the Company’s goodwill and for other good and valuable consideration, including the Transaction Bonus and the Non-Compete Payment (each as defined below), the adequacy, sufficiency, and receipt of such consideration being hereby acknowledged, and intending to be legally bound the Company and Executive hereby agree as follows:

SECTION 1. Effective Date. This Agreement shall be effective as of August 13, 2019. Notwithstanding anything herein to the contrary, this Agreement shall be null and void ab initio and of no further force or effect if the Merger Agreement is terminated in accordance with its terms prior to the Closing.

SECTION 2. Transaction Bonus. In consideration for Executive entering into this Agreement and agreeing to be bound by the provisions hereby, the Company agrees to provide Executive with a transaction bonus in the amount of $6 million (the “Transaction Bonus”). The Transaction Bonus shall be payable upon the Closing, subject to Executive remaining continuously employed with the Company and its affiliates through the Closing. The Transaction Bonus shall also be payable in the event Executive is terminated without Cause (as defined below) prior to the Closing. Executive’s entitlement to payment of the Transaction Bonus will be conditioned on Executive’s execution and delivery to the Company, within sixty days after his termination of employment, of a release substantially in the form appended to Executive’s employment agreement with the Company, dated as of November 27, 2014, as amended from time to time (the “Employment Agreement”), as Appendix A thereto. The Transaction Bonus will be paid in a lump sum within ten business days following the satisfaction of the release requirement described in the proceeding sentence, less any required deductions and withholdings. For purposes of this Agreement, “Cause” and “Good Reason” shall have the same meaning as under the Employment Agreement.

SECTION 3. Non-Competition. As a necessary measure to protect the Company’s confidential, proprietary, business and/or trade secret information relating to the Business (as defined below), and to ensure that the Company and its affiliates (including, following the Closing, CBS and its affiliates) realize the value of the Business (as defined below), during the period beginning on the Closing and ending on the second anniversary of Executive’s termination of employment with the Company and its affiliates (the “Restrictive Period”), Executive shall not directly or indirectly engage in or participate as an owner, partner, holder or beneficiary of stock, stock options or other equity interest, officer, employee, director, manager, partner or agent of, or consultant for, any business competitive with the Business in any location where, as of such date, the Business is operated or where, to Executive’s knowledge, the Company and its affiliates propose to operate the Business, without the prior written consent of the Company. This provision shall not limit Executive’s right to own and have options or other rights to purchase not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, unless such ownership constitutes a significant portion of Executive’s net worth. For purposes of this Agreement, “Business” shall mean either (a) the business of providing an app-based, IP delivered, free streaming service that is comprised of long-form premium entertainment, whether delivered on demand or in a channel or brand driven linear framework that is primarily advertising supported, or (b) the business of selling advanced video advertising units, consisting of dynamically inserted, non-Nielsen guaranteed media trafficked on video on demand and national feeds as conducted by the Company and its affiliates (which shall not include planning or buying services such as those provided by advertising and media buying agencies, nor activities in third party media measurement and reporting, such as those services provided by companies such as Nielsen or Comscore), dynamic advertisement insertion on video on demand and national television feeds, as well as branded content, in each case, as conducted by the Company and its affiliates.

SECTION 4. Equitable Relief. Executive acknowledges and agrees that the Company’s remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such breach, in addition to any remedies at law it may have, the Company, without posting any bond, shall be entitled (without the necessity of showing economic loss or actual damages) to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Executive further acknowledges that should Executive violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to the Company and its affiliates and that in addition to any other remedies the Company may have, the Company shall be entitled to temporary and permanent injunctive relief and reasonable attorney’s fees and expenses. The preceding sentences shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted and remain in effect. Notwithstanding any provisions to the contrary contained in this Agreement, the Restrictive Period shall be extended for the period of time Executive violated, breached or threatened breach of any of the respective covenants and agreements contained in this Agreement.

SECTION 5. Non-Compete Payment. In consideration for Executive entering into this Agreement and agreeing to be bound by the provisions of Section 3, the Company agrees to provide Executive with payments in an aggregate amount of $4 million (the “Non-Compete Payment”). The Non-Compete Payment shall be payable as provided in the following sentence upon the later of (a) the Closing and (b) Executive’s termination of employment with the Company and its affiliates, whether due to termination by the Company and its affiliates without Cause or due to Executive’s resignation with Good Reason; provided that Executive’s entitlement to payment of the Non-Compete Payment will be conditioned on Executive’s execution and delivery to the Company, within sixty days after his termination of employment, of a release as described in Section 2. The Non-Compete Payment will be paid over a two-year period in equal installments through the Company’s normal payroll processes, less any required deductions and withholdings commencing with the first payroll period that occurs following the later of the Closing and Executive’s termination of employment without Cause or with Good Reason as described in this Section 5 above. If at any time prior to payment of the entire Non-Compete Payment, Executive violates the provisions of Section 3, dies or becomes Disabled (as defined below), then any unpaid portion of the Non-Compete Payment shall be forfeited. For the avoidance of doubt, the provisions of Section 3 shall apply following any termination of Executive’s employment with the Company and its affiliates, regardless of whether or not the Non-Compete Payment is payable. For purposes of this Agreement, “Disabled” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

SECTION 6. Acknowledgment. Executive and the Company acknowledge and agree that the covenants, agreements, obligations and undertakings contained in this Agreement have been negotiated in good faith by the parties, and are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties hereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical or technical areas than are provided herein.

SECTION 7. Reasonableness of Provisions; Severability. Executive expressly understands and agrees that although both Executive, on the one hand, and the Company, on the other hand, consider the covenants, agreements, obligations and undertakings contained in this Agreement, including the restrictions contained in Section 3 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or geographical or technical area restrictions contained herein, or any other provision or restriction contained herein, is an unenforceable provision or restriction against Executive, the provisions and restrictions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and geographical or technical areas and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any provision of this Agreement or the application thereof to any person, entity or circumstance is held invalid or unenforceable, and such provision or restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the remaining provisions and restrictions contained herein, which remaining provisions and restrictions shall be deemed severable from the unenforceable provision or restriction and shall remain in full force and effect.

SECTION 8. Entire Agreement. This Agreement represents the entire understanding and agreement, written or oral, of the parties hereto with respect to the matters described herein, and supersede all prior agreements or understandings, written or oral, between or among the parties with respect to such matters. This Agreement may only be modified by a writing signed by both Executive and the Company. Notwithstanding anything in this Agreement to the contrary, (a) Executive shall continue to be bound by any restrictive covenant (including non-competition, non-solicitation, no-hire and confidentiality covenants) or other obligations contained in any agreement or agreements entered into between Executive and the Company or one of its affiliates pursuant to their terms, including the Employment Agreement, and (b) this Agreement is not intended to, and shall not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934, as amended). For the avoidance of doubt, Section 9 of the Viacom Inc. Executive Retention Plan for Section 16 Officers, as it may be amended from time to time, shall not apply to this Agreement.

SECTION 9. Miscellaneous. Sections 19(c) and (h), 21, 22 and 23 of the Employment Agreement are hereby incorporated herein by reference, mutatis mutandis, including any requirement that certain payments be delayed until the first day of the seventh month following Executive’s Separation from Service (as defined in the Employment Agreement).

SECTION 10. Counterparts. This Agreement may be executed in counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Transaction Bonus and Non-Competition Agreement on August 3, 2019.

VIACOM INC.,

By	/s/ Robert M. Bakish
	Name:	Robert M. Bakish
	Title:	President & Chief Executive Officer

[Signature Page to Transaction Bonus and Non-Competition Agreement]

WADE DAVIS

/s/ Wade Davis
Name:	Wade Davis

[Signature Page to Transaction Bonus and Non-Competition Agreement]